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                       UNITED STATES              | OMB APPROVAL               |
            SECURITIES AND EXCHANGE COMMISSION    | OMB Number:      3235-0101 |
                  Washington, D.C. 20549          | Expires: December 31, 2006 |
                                                  | Estimated average burden   |
                                    FORM 144      | hours per response....4.47 |
                                                    ----------------------------
                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1(a) NAME OF ISSUER (Please type or print)

     Winnebago Industries, Inc.
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1(b) IRS IDENT. NO.                   |                  (c) SEC FILE NO.
                                      |
     42-0802678                       |                      I-6403
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1(d) ADDRESS OF ISSUER

     P.O. Box 152, 605 W. Crystal Lake Road
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1(d) CITY STATE ZIP CODE

     Forest City, Iowa  50436
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1(e) TELEPHONE
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     AREA CODE           |NUMBER
       641               |585-3535
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

     William J. O'Leary
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2(b) IRS IDENT. NO.                         (c) RELATIONSHIP TO ISSUER

                                             Officer -- VP-Product Development
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2(d) ADDRESS STREET

     765 11th Street Place
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2(d) CITY STATE ZIP CODE

     Garner, IA 50438
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.

                       (b)
               Name and Address of       -------
               Each Broker Through       SEC USE      (c)
               Whom the Securities        ONLY     Number of       (d)
3(a)           are to be Offered         -------   Shares or     Aggregate          (e)              (f)                 (g)
Title of the   or Each Market            Broker-  Other Units     Market      Number of Shares   Approximate         Name of Each
Class of       Maker who is              Dealer    to be Sold     Value        or Other Units    Date of Sale         Securities
Securities     Acquiring the              File    (See instr.   (See instr.     Outstanding    (See instr. 3(f))       Exchange
to be Sold     Securities                Number      3(c))        3(d))      (See instr. 3(e))  (MO. DAY YR.)      (See instr. 3(g))
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
                                                                                                                   New York
Common                                                                                                             Chicago
Stock,         Edward Jones Company                                                                                Pacific
$.50 par       200 State Street                                                                                    Boston
value          Garner, IA 50438                    27,568       $798,644.96    31,096,132        7/19/06           Philadelphia
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

INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debit securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.

                         TABLE I - SECURITIES TO BE SOLD

    FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE
                PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

                                                Name of Person
                                                from Whom Acquired
Title of   Date You  Nature of                  (If gift, also give date   Amount of             Date of
the Class  Acquired  Acquisition Transaction    donor acquired)            Securities Acquired   Payment     Nature of Payment
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
Common     10/21/03  Exercise of Stock Options  Winnebago Industries, Inc.    10,734             10/21/03           Cash
Stock,     03/05/04  2 for 1 Stock Split        Winnebago Industries, Inc.    10,734             N/A                N/A
$.50 par   07/19/06  Exercise of Stock Option   Winnebago Industries, Inc.     4,000             07/19/06           Cash
value      07/19/06  Exercise of Stock Option   Winnebago Industries, Inc.     9,600             07/19/06           Cash
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:

If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

================================================================================

              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

                                                                               Amount of     Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Securities    Proceeds
---------------------------------------------------------------------------------------------------------
NONE


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

REMARKS:

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE RELATES ARE TO SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE SECURITIES TO BE SOLD WHICH HAVE NOT BEEN PUBLICLY DISCLOSED.

                                        /s/ Raymond M. Beebe, Secretary,
                                            Winnebago Industries, Inc.
           July 19, 2006                    under Power of Attorney
-----------------------------------     ----------------------------------------
         (DATE OF NOTICE)                            (SIGNATURE)

  THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE
      TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
     ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

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| ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL |
|                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).                   |
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                                                                SEC 1147 (01-04)